Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Daniel E. Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gce.com

GRAND CANYON EDUCATION, INC. REPORTS

SECOND QUARTER 2025 RESULTS

PHOENIX, AZ., August 6, 2025—Grand Canyon Education, Inc. (NASDAQ: LOPE), (“GCE” or the “Company”), is a publicly traded education services company that currently provides services to 20 university partners. GCE provides a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE today announced financial results for the quarter ended June 30, 2025.

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Grand Canyon Education, Inc. Reports Second Quarter 2025 Results

For the three months ended June 30, 2025:

●	Service revenue for the three months ended June 30, 2025 was $247.5 million, an increase of $20.0 million, or 8.8%, as compared to service revenue of $227.5 million for the three months ended June 30, 2024. The increase year over year in service revenue was primarily due to an increase in partner enrollments of 10.3% to 117,283 at June 30, 2025 as compared to 106,307 at June 30, 2024. Revenue per student decreased slightly between years primarily due to contract modifications for some of our university partners in which the revenue share percentage was reduced in exchange for us no longer reimbursing these partners for certain faculty costs both of which had the effect of reducing revenue per student and a slight decline year over year in revenue per student for online students due to the continued mix shift to students that have a slightly lower net tuition rate. These decreases were partially offset by the service revenue per student for accelerated Bachelor of Science in Nursing (“ABSN”) students at off-campus classroom and laboratory sites generating a significantly higher revenue per student than we earn under our agreement with Grand Canyon University (“GCU”), our most significant partner, as these agreements generally provide us with a higher revenue share percentage, the partners have higher tuition rates than GCU and the majority of our partners’ students take more credits on average per semester.
●	GCU enrollments increased to 113,435 at June 30, 2025, an increase of 10.5% over enrollments at June 30, 2024. University partner enrollments at our off-campus classroom and laboratory sites were 4,990, an increase of 14.0% over enrollments at June 30, 2024, which includes 1,142 and 746 GCU students at June 30, 2025 and 2024, respectively. Excluding sites closing in 2024 to new enrollments, total enrollments at our off-campus classroom and laboratory sites increased 15.4% between years. We opened six sites in the year ended December 31, 2024 and opened two new sites in the six months ended June 30, 2025 while closing two sites in which we stopped recruiting new students in 2024 bringing the total number of these sites to 45 at June 30, 2025, which has also positively impacted the enrollment growth. Enrollments for GCU ground students were 8,579 at June 30, 2025 up from 7,397 at June 30, 2024. GCU online enrollments were 104,856 at June 30, 2025, up from 95,279 at June 30, 2024, an increase of 10.1% between years. GCU enrollment declines between March 31 and June 30 of each year as ground traditional enrollment at GCU at June 30 of each year only includes traditional-aged students taking summer school classes, which is a small percentage GCU’s traditional-aged student body.
●	Operating income for the three months ended June 30, 2025 was $51.8 million, an increase of $9.1 million, or 21.2%, as compared to $42.7 million for the same period in 2024. The operating margin for the three months ended June 30, 2025 and 2024 was 20.9% and 18.8%, respectively. The second quarter operating income and operating margin was positively impacted on a year over year basis by contract modifications for some of our university partners in which the revenue share percentage was reduced in exchange for us no longer reimbursing the partner for certain faculty costs which had the effect of reducing operating expenses and revenue per student and $1.1 million in severance costs recorded in the second quarter of 2024 related to an executive officer that resigned effective June 30, 2024.
●	Income tax expense for the three months ended June 30, 2025 was $13.5 million, an increase of $1.5 million, or 12.7%, as compared to income tax expense of $12.0 million for the three months ended June 30, 2024. Our effective tax rate was 24.5% during the second quarter of 2025 compared to 25.5% during the second quarter of 2024. The effective tax rate decreased year over year primarily due to changes in state income taxes.
●	Net income for the three months ended June 30, 2025 was $41.5 million, an increase of $6.6 million, or 19.1% as compared to $34.9 million for the same period in 2024. As adjusted net income was $43.2 million and $37.3 million for the second quarters of 2025 and 2024, respectively.
●	Diluted net income per share was $1.48 and $1.19 for the second quarters of 2025 and 2024, respectively. As adjusted diluted net income per share was $1.53 and $1.27 for the second quarters of 2025 and 2024, respectively.
●	Adjusted EBITDA increased 15.2% to $67.4 million for the second quarter of 2025, compared to $58.5 million for the same period in 2024.

For the six months ended June 30, 2025:

●	Service revenue for the six months ended June 30, 2025 was $536.8 million, an increase of $34.7 million, or 6.9%, as compared to service revenue of $502.1 million for the six months ended June 30, 2024. The increase year over year in service revenue was primarily due to an increase in partner enrollments of 10.3% to 117,283 at June 30, 2025 as compared to 106,307 at June 30, 2024. Revenue per student decreased slightly between years primarily due to the additional day for leap year in 2024 which added additional service revenue of $1.5 million as compared to the current year and contract modifications for some of our university partners in which the revenue share percentage was reduced in exchange for us no longer reimbursing these partners for certain faculty costs, both of which had the effect of reducing revenue per student and a slight decline year over year in revenue per student for online students due to the continued mix shift to students that have a slightly lower net tuition rate. These decreases were partially offset by the service revenue per student for ABSN students at off-campus classroom and laboratory sites generating a significantly higher revenue per student than we earn under our agreement with GCU, as these agreements generally provide us with a higher revenue share percentage, the partners have higher tuition rates than GCU and the majority of our partners’ students take more credits on average per semester.
●	Operating income for the six months ended June 30, 2025 was $139.8 million, an increase of $12.6 million, or 9.9%, as compared to $127.2 million for the same period in 2024. The operating margin for the six months ended June 30, 2025 and 2024 was 26.0% and 25.3%, respectively. The operating income and operating margin for the six months ended June 30, 2025 were positively impacted by contract modifications for some of our university partners in which the revenue share percentage was reduced in exchange for us no longer reimbursing the partner for certain faculty costs which had the effect of reducing operating expenses and revenue per student and $1.1 million recorded in the second quarter related to an executive officer that resigned effective June 30, 2024, partially offset by the additional day for leap year in 2024 which added additional service revenue of $1.5 million as compared to the current year.
●	Income tax expense for the six months ended June 30, 2025 was $33.3 million, an increase of $1.2 million, or 3.5%, as compared to income tax expense of $32.1 million for the six months ended June 30, 2024. Our effective tax rate was 22.7% during the six months ended June 30, 2025 compared to 23.8% during the six months ended June 30, 2024. The effective tax rate decreased year over year primarily due to an increase in excess tax benefits to $2.7 million as compared to $1.5 million in the six months ended June 30, 2025 and 2024, respectively and changes in state income taxes.
●	Net income for the six months ended June 30, 2025 was $113.2 million, an increase of $10.3 million, or 10.0% as compared to $102.9 million for the same period in 2024. As adjusted net income was $116.5 million and $107.0 million for the six months ended June 30, 2025 and 2024, respectively.
●	Diluted net income per share was $4.00 and $3.48 for the six months ended June 30, 2025 and 2024, respectively. As adjusted diluted net income per share was $4.12 and $3.62 for the six months ended June 30, 2025 and 2024, respectively.
●	Adjusted EBITDA increased 7.8% to $169.4 million for the six months ended June 30, 2025, compared to $157.1 million for the same period in 2024.

Liquidity and Capital Resources

Our liquidity position, as measured by cash and cash equivalents and investments increased by $49.3 million between December 31, 2024 and June 30, 2025, which was largely attributable to cash provided by operations exceeding our share repurchases and capital expenditures during the six months ended June 30, 2025. Our unrestricted cash and cash equivalents and investments were $373.9 million and $324.6 million at June 30, 2025 and December 31, 2024, respectively.

Grand Canyon Education, Inc. Reports Second Quarter 2025 Results and Full Year Outlook 2025

2025 Outlook

Q3 2025:

●	Service revenue of between $258.5 million and $260.5 million;
●	Operating margin of between 21.8% and 22.2%;
●	Effective tax rate of 20.6%;
●	Diluted EPS of between $1.69 and $1.74; and
●	27.9 million diluted shares.

The diluted EPS guidance includes non-cash amortization of intangible assets net of taxes of $1.7 million, which equates to a $0.06 impact on diluted EPS. Thus, as adjusted, non-GAAP diluted income per share of between $1.75 and $1.80.

Q4 2025:

●	Service revenue of between $305.0 million and $310.0 million;
●	Operating margin of between 35.1% and 35.8%;
●	Effective tax rate of 22.8%;
●	Diluted EPS of between $3.07 and $3.18; and
●	27.7 million diluted shares.

The diluted EPS guidance includes non-cash amortization of intangible assets net of taxes of $1.6 million, which equates to a $0.06 impact on diluted EPS. Thus, as adjusted, non-GAAP diluted income per share of between $3.13 and $3.24.

Full Year 2025:

●	Service revenue of between $1,100.3 million and $1,107.3 million;
●	Operating margin of between 27.5% and 27.9%;
●	Effective tax rate of 22.3%;
●	Diluted EPS between $8.75 and $8.90; and
●	28.0 million diluted shares.

The diluted EPS guidance includes non-cash amortization of intangible assets net of taxes of $6.5 million, which equates to a $0.24 impact on diluted EPS. Thus, as adjusted, non-GAAP diluted income per share of between $8.98 and $9.14.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Federal securities laws which includes information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; whether regulatory, economic, or business developments or other matters may or may not have a material adverse effect on our financial position, results of operations, or liquidity; projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, the negative of these expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause our actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements include, but are not limited to: (i) legal and regulatory actions taken against us related to our services business, or against our university partners that impact their businesses and that directly or indirectly reduce the service revenue we can earn under our master services agreements; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of any of the key university partner agreements; (iii) our ability to properly manage risks and challenges associated with strategic initiatives, including potential acquisitions or divestitures of, or investments in, new businesses, acquisitions of new properties and new university partners, and expansion of services provided to our existing university partners; (iv) our ability to comply with the extensive regulatory framework applicable to us either directly as a third-party service provider or indirectly through our university partners; (v) our ability to manage risks associated with epidemics, pandemics, or public health crises; (vi) our ability to manage risks resulting from system disruptions, interruptions, or outages associated with our technology platforms or those of third-party service providers; (vii) the ability of our university partners’ students to obtain federal Title IV funds, state financial aid, and private financing; (viii) potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise; (ix) risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards; (x) competition from other education service companies in our geographic region and market sector; (xi) our ability to hire and train new, and develop and train existing employees; (xii) the pace of growth of our university partners’ enrollment and its effect on the pace of our own growth; (xiii) fluctuations in our revenues due to seasonality; (xiv) our ability to, on behalf of our university partners, convert prospective students to enrolled students and to retain active students to graduation; and (xv) other risks and uncertainties identified from time to time in documents filed with the Securities and Exchange Commission (the “SEC”) by us, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 19, 2025.

Forward-looking statements speak only as of the date the statements are made.  You should not put undue reliance on any forward-looking statements.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.  This press release should be read in conjunction with the information included in our other press releases, reports and other filings with the SEC.  Understanding the information contained in these filings is important in order to fully understand GCE’s reported financial results and our business outlook for future periods.

Grand Canyon Education, Inc. Reports Second Quarter 2025 Results

Conference Call

Grand Canyon Education, Inc. will discuss its second quarter 2025 results and full year 2025 outlook during a conference call scheduled for today, August 6, 2025 at 4:30 p.m. Eastern time (ET).

Live Conference Dial-In:

Those interested in participating in the question-and-answer session should follow the conference dial-in instructions below. Participants may register for the call here to receive the dial-in numbers and unique PIN to access the call seamlessly. Please dial in at least ten minutes prior to the start of the call.  Journalists are invited to listen only.

Webcast and Replay:

Investors, journalists and the general public may access a live webcast of this event at: Q2 2025 Grand Canyon Education Inc. Earnings Conference Call. A webcast replay will be available approximately two hours following the conclusion of the call at the same link.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. (“GCE”), incorporated in 2008, is a publicly traded education services company that currently provides services to 20 university partners. GCE is uniquely positioned in the education services industry in that its leadership has over 30 years of proven expertise in providing a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE provides services that support students, faculty and staff of partner institutions such as marketing, strategic enrollment management, counseling services, financial services, technology, technical support, compliance, human resources, classroom operations, content development, faculty recruitment and training, among others. For more information about GCE visit the Company's website at www.gce.com.

Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, AZ 85017, www.gce.com.

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Grand Canyon Education, Inc. Reports Second Quarter 2025 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
(In thousands, except per share data)
Service revenue	$247,499	$227,463	$536,809	$502,138
Costs and expenses:
Technology and academic services	43,134	41,001	84,798	80,126
Counseling services and support	83,023	78,107	169,845	160,991
Marketing and communication	56,037	52,895	116,367	108,248
General and administrative	11,411	10,636	21,777	21,366
Amortization of intangible assets	2,105	2,105	4,210	4,210
Total costs and expenses	195,710	184,744	396,997	374,941
Operating income	51,789	42,719	139,812	127,197
Interest expense	—	(2)	—	(4)
Investment interest and other	3,226	4,112	6,607	7,841
Income before income taxes	55,015	46,829	146,419	135,034
Income tax expense	13,469	11,951	33,255	32,146
Net income	$41,546	$34,878	$113,164	$102,888
Earnings per share:
Basic income per share	$1.48	$1.19	$4.02	$3.50
Diluted income per share	$1.48	$1.19	$4.00	$3.48
Basic weighted average shares outstanding	27,996	29,285	28,136	29,372
Diluted weighted average shares outstanding	28,134	29,415	28,301	29,527

Grand Canyon Education, Inc. Reports Second Quarter 2025 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	As of June 30,	As of December 31,
(In thousands, except par value)	2025	2024
ASSETS:	(Unaudited)
Current assets
Cash and cash equivalents	$192,278	$324,623
Investments	181,621	—
Accounts receivable, net	27,699	82,948
Income taxes receivable	6,665	490
Other current assets	14,218	11,915
Total current assets	422,481	419,976
Property and equipment, net	179,384	176,823
Right-of-use assets	98,477	99,541
Amortizable intangible assets, net	155,752	159,962
Goodwill	160,766	160,766
Other assets	4,147	1,357
Total assets	$1,021,007	$1,018,425
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$24,353	$26,721
Accrued compensation and benefits	32,789	33,183
Accrued liabilities	34,009	29,620
Income taxes payable	112	8,559
Deferred revenue	14,150	—
Current portion of lease liability	13,577	12,883
Total current liabilities	118,990	110,966
Deferred income taxes, noncurrent	28,235	26,527
Other long-term liabilities	1,550	1,444
Lease liability, less current portion	94,256	95,635
Total liabilities	243,031	234,572
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 54,178 and 54,090 shares issued and 28,234 and 28,858 shares outstanding at June 30, 2025 and December 31, 2024, respectively	542	541
Treasury stock, at cost, 25,944 and 25,232 shares of common stock at June 30, 2025 and December 31, 2024, respectively	(2,150,693)	(2,024,370)
Additional paid-in capital	343,852	336,736
Accumulated other comprehensive gain	165	—
Retained earnings	2,584,110	2,470,946
Total stockholders’ equity	777,976	783,853
Total liabilities and stockholders’ equity	$1,021,007	$1,018,425

Grand Canyon Education, Inc. Reports Second Quarter 2025 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
(In thousands)	2025	2024

Cash flows provided by operating activities:
Net income	$113,164	$102,888
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	7,117	7,479
Depreciation and amortization	15,260	13,581
Amortization of intangible assets	4,210	4,210
Deferred income taxes	1,657	266
Other, including fixed asset disposals	(602)	(457)
Changes in assets and liabilities:
Accounts receivable from university partners	55,249	49,357
Other assets	(4,732)	(749)
Right-of-use assets and lease liabilities	379	759
Accounts payable	(2,605)	4,986
Accrued liabilities	3,014	8,334
Income taxes receivable/payable	(14,622)	(14,344)
Deferred revenue	14,150	7,216
Net cash provided by operating activities	191,639	183,526
Cash flows used in investing activities:
Capital expenditures	(17,561)	(17,933)
Additions of amortizable content	(28)	(170)
Purchase of equity investment	(1,000)	—
Loss on equity investment	500	—
Purchases of investments	(191,666)	(48,594)
Proceeds from sale or maturity of investments	11,007	46,708
Net cash used in investing activities	(198,748)	(19,989)
Cash flows used in financing activities:
Repurchase of common shares and shares withheld in lieu of income taxes	(125,236)	(68,695)
Net cash used in financing activities	(125,236)	(68,695)
Net (decrease) increase in cash and cash equivalents and restricted cash	(132,345)	94,842
Cash and cash equivalents and restricted cash, beginning of period	324,623	146,475
Cash and cash equivalents and restricted cash, end of period	$192,278	$241,317
Supplemental disclosure of cash flow information
Cash paid for interest	$—	$4
Cash paid for income taxes	$44,476	$44,220
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$1,302	$1,713
ROU Asset and Liability recognition	$—	$9,439
Excise tax on treasury stock repurchases	$1,087	$422

Grand Canyon Education, Inc. Reports Second Quarter 2025 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA  (Non-GAAP Financial Measure)

Adjusted EBITDA is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) contributions to private Arizona school tuition organizations in lieu of the payment of state income taxes; (ii) share-based compensation; and (iii) unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, severance costs, and exit or lease termination costs. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things, it does not reflect:

●	cash expenditures for capital expenditures or contractual commitments;
●	changes in, or cash requirements for, our working capital requirements;
●	interest expense, or the cash required to replace assets that are being depreciated or amortized; and
●	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

	(Unaudited, in thousands)		(Unaudited, in thousands)
Net income	$41,546	$34,878	$113,164	$102,888
Plus: interest expense	—	2	—	4
Less: investment interest and other	(3,226)	(4,112)	(6,607)	(7,841)
Plus: income tax expense	13,469	11,951	33,255	32,146
Plus: amortization of intangible assets	2,105	2,105	4,210	4,210
Plus: depreciation and amortization	7,809	6,928	15,260	13,581
EBITDA	61,703	51,752	159,282	144,988
Plus: share-based compensation	3,487	3,996	7,117	7,479
Plus: litigation and regulatory costs	2,159	1,601	2,902	3,471
Plus: severance costs	—	1,133	—	1,133
Plus: loss on fixed asset disposal	62	44	78	44
Adjusted EBITDA	$67,411	$58,526	$169,379	$157,115

Non-GAAP Net Income and Non-GAAP Diluted Income Per Share

The Company believes the presentation of non-GAAP net income and non-GAAP diluted income per share information that excludes amortization of intangible assets, severance costs and loss on disposal of fixed assets allows investors to develop a more meaningful understanding of the Company’s performance over time. Accordingly, for the three and six months ended June 30, 2025 and 2024, the table below provides reconciliations of these non-GAAP items to GAAP net income and GAAP diluted income per share, respectively:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

	(Unaudited, in thousands except per share data)
GAAP Net income	$41,546	$34,878	$113,164	$102,888
Amortization of intangible assets	2,105	2,105	4,210	4,210
Severance costs	—	1,133	—	1,133
Loss on disposal of fixed assets	62	44	78	44
Income tax effects of adjustments(1)	(531)	(837)	(974)	(1,282)
As Adjusted, Non-GAAP Net income	$43,182	$37,323	$116,478	$106,993

GAAP Diluted income per share	$1.48	$1.19	$4.00	$3.48
Amortization of intangible assets (2)	0.05	0.05	0.11	0.11
Severance costs (3)	—	0.03	—	0.03
Loss on disposal of fixed assets (4)	0.00	0.00	0.00	0.00
As Adjusted, Non-GAAP Diluted income per share	$1.53	$1.27	$4.12	$3.62

(1)	The income tax effects of adjustments are based on the effective income tax rate applicable to adjusted (non-GAAP) results.
(2)	The amortization of acquired intangible assets per diluted share is net of an income tax benefit of $0.02 for both of the three months ended June 30, 2025 and 2024, and net of an income tax benefit of $0.03 for both of the six months ended June 30, 2025 and 2024.
(3)	The severance costs per diluted share is net of an income tax benefit of $0.01 for the three months ended June 30, 2024 and net of an income tax benefit of $0.01 for the six months ended June 30, 2024.
(4)	The loss on disposal of fixed assets per diluted share is net of an income tax benefit of nil for both of the three months ended June 30, 2025 and 2024 and nil for both of the six months ended June 30, 2025 and 2024.